Exhibit 99.1

Peapack-Gladstone Financial Corporation Announces
Appointment of Vincent A. Spero as Executive Vice President and Chief Lending Officer

Gladstone, NJ – November 23, 2009 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) announces the appointment of Vincent A. Spero, longtime resident of Ringwood, New Jersey to the position of executive vice president and chief lending officer at Peapack-Gladstone Bank, the holding company’s wholly owned community bank.  Spero joined Peapack-Gladstone Bank in June of 2008 as senior vice president and senior commercial lender, responsible for managing the commercial lending sales team and maintaining the organization’s commercial loan portfolio.  A graduate of Wagner College and Fairleigh Dickinson University’s MBA Program, with over 20 years of commercial banking experience, he will now be responsible for directing the Bank’s lending function and guiding the overall lending strategy.

Mr. Spero replaces Garrett P. Bromley, former executive vice president and chief lending officer, who announced that effective January 4, 2010 he will retire after 13 years with Peapack-Gladstone Bank and over 35 years in the financial service industry.  Mr. Bromley, a dedicated and loyal employee, has had a long and distinguished banking career working in the community, commercial and private banking arenas where he specialized in medical, real estate and agricultural lending.  A former company commander in the United States Army serving in Vietnam, he is a past president of the Board of Trustees for the Oldwick, New Jersey based Somerset Hills Handicapped Riding Center and of the Board of Trustees for Anderson House, a recovery facility for women located in Flemington, New Jersey.  He will retire to North Carolina where he plans to enjoy spending time with his family.

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.49 billion as of September 30, 2009.  Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921 and offers a full range of quality banking products and services to businesses and residents of Hunterdon, Middlesex, Morris, Somerset and Union counties through 24 full-service branches and a Trust division, PGB Trust & Investments.  Peapack-Gladstone Bank offers personal and business banking products like free checking, free online banking, free online bill pay and mobile phone banking; in addition to consumer and commercial lending products like auto and home equity loans and lines of credit, residential mortgages, commercial mortgages, term loans, lines of credit and construction loans.  For additional information about Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank, or to open an account online, visit www.pgbank.com or call 908-234-0700.  Member FDIC. Equal Housing Lender.

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Contact:  Denise M. Pace-Sanders, VP Marketing Director, dpace@pgbank.com, 908.470.3322
Peapack-Gladstone Bank, 158 Route 206 North, PO Box 178, Gladstone, NJ 07934